Exhibit 10.41

                             U.S. Gold Corporation
                                 Code of Ethics


U.S. Gold Corporation is committed to the ethical conduct of the affairs of the Corporation. In that spirit the Corporation hereby codifies the policy related to its Code of Ethics.

It is the policy of the Corporation to conduct its business affairs to reasonably deter wrongdoing and to promote:

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships (as further clarified below);

Full, fair, accurate, timely, and understandable disclosures in reports and documents that a the Corporation files with, or submits to, the Securities and Exchange Commission (the "Commission") and in other public communications made by the Corporation;

Compliance with applicable governmental laws, rules and regulations;

The prompt internal reporting to an appropriate person, such as a member of the independent directors of the Corporation; and

The Corporation holds its executive officers, directors and employees accountable for adherence to this Code of Ethics.

Regarding business dealings involving possible conflicts of interest of or with any executive officer of member of the board of directors of the Corporation:

Whenever there is identified by any executive officer or director of the Corporation, a business transaction or other situation, not in the normal course of operations, which involves, directly or indirectly, any executive officer or director of the Corporation, the determination of the Corporation's action or inaction regarding that situation will be deferred to and presented to the disinterested independent members of the Board of Directors, along with all pertinent information, for final determination.

This Policy is effective December 31, 2003.